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                                                                      EXHIBIT 12

               CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         ARCHER-DANIELS-MIDLAND COMPANY

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                                                                                             NINE MONTHS ENDED
                                                     YEAR ENDED JUNE 30                           MARCH 31
                                   -------------------------------------------------------  --------------------
                                     1992       1993       1994        1995        1996       1996       1997
                                   ---------  ---------  ---------  ----------  ----------  ---------  ---------
                                                              (DOLLARS IN THOUSANDS)
EARNINGS:
  Earnings before income taxes
   and cumulative effect of
   accounting changes............  $ 759,569  $ 746,009  $ 738,303  $1,181,523  $1,054,413  $ 836,905  $ 458,575
    Less: Equity earnings of less
          than 50% owned
          unconsolidated
          affiliates.............     (1,509)    (7,439)    (7,544)     (7,422)    (13,280)    (8,996)   (21,951)
    Less: Capitalized interest
          included in interest
          expense below..........    (21,621)   (22,780)   (26,211)    (32,419)    (42,898)   (33,553)   (29,464)
                                   ---------  ---------  ---------  ----------  ----------  ---------  ---------
TOTAL EARNINGS...................    736,439    715,790    704,548   1,141,682     998,235    794,356    407,160
FIXED CHARGES:
  Interest expense:
    Consolidated interest
     expense.....................    115,417    150,947    173,429     170,886     170,089    126,657    142,762
    Capitalized interest.........     21,621     22,780     26,211      32,419      42,898     33,553     29,464
    Interest expense of
     unconsolidated 50% owned
     affiliates..................      8,820      8,502      7,725       8,159      15,651     11,283     11,368
                                   ---------  ---------  ---------  ----------  ----------  ---------  ---------
  Total interest expense.........    145,658    182,229    207,365     211,464     228,638    171,493    183,594
  Amortization of debt discount
   and expense...................        854      1,105      1,653       1,398       1,301      1,010        951
  One-third of rental expense....     19,822     22,148     22,844      24,470      24,400     18,211     16,873
                                   ---------  ---------  ---------  ----------  ----------  ---------  ---------
TOTAL FIXED CHARGES..............    166,534    205,482    231,862     237,332     254,339    190,714    201,418
                                   ---------  ---------  ---------  ----------  ----------  ---------  ---------
EARNINGS AVAILABLE FOR FIXED
 CHARGES.........................  $ 902,973  $ 921,272  $ 936,410  $1,379,014  $1,252,574  $ 985,070  $ 608,578
                                   ---------  ---------  ---------  ----------  ----------  ---------  ---------
                                   ---------  ---------  ---------  ----------  ----------  ---------  ---------
RATIO OF EARNINGS TO FIXED
 CHARGES.........................      5.42x      4.48x      4.04x       5.81x       4.92x      5.17x      3.02x
                                   ---------  ---------  ---------  ----------  ----------  ---------  ---------
                                   ---------  ---------  ---------  ----------  ----------  ---------  ---------
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